SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to § 240.14a-12

THE GYMBOREE CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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May 3, 2007

Dear Stockholder:

You are cordially invited to attend The Gymboree Corporation Annual Meeting of Stockholders to be held at 9:00 a.m. on Tuesday, June 12, 2007, at our principal executive offices located at 500 Howard Street, San Francisco, California 94105.

At the Annual Meeting, the following matters of business will be presented:

(1)	election of two directors;

(2)	advisory vote on the appointment of Deloitte & Touche LLP as The Gymboree Corporation’s independent registered public accounting firm for the fiscal year ending February 2, 2008; and

(3)	transaction of any other business properly presented at the meeting.

We will also answer any related questions you may have at that time. Detailed information as to the business to be transacted at the Annual Meeting is contained in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

Regardless of whether you plan to attend the Annual Meeting, it is important that your shares be voted. Accordingly, we ask that you vote by telephone or Internet, as described in the accompanying Proxy Statement, or sign and return your proxy card as soon as possible in the envelope provided.

Sincerely,

Matthew K. McCauley
Chairman of the Board and Chief Executive Officer

THE GYMBOREE CORPORATION

500 Howard Street

San Francisco, California 94105

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 12, 2007

TO THE STOCKHOLDERS OF THE GYMBOREE CORPORATION:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of The Gymboree Corporation, a Delaware corporation (the “Company” or “Gymboree”), will be held on Tuesday, June 12, 2007, at 9:00 a.m., local time, at our principal executive offices located at 500 Howard Street, San Francisco, California 94105. At the Annual Meeting the following business matters will be presented:

(1)	election of two directors;

(2)	advisory vote on the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending February 2, 2008; and

(3)	transaction of any other business properly presented at the meeting.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

This Proxy Statement is being issued in connection with the solicitation of a proxy on the enclosed form by the Board of Directors of the Company for use at the Annual Meeting. You are entitled to vote at the Annual Meeting if you were a stockholder of record at the close of business on April 17, 2007. We will begin distributing this Proxy Statement, a form of proxy and our 2006 Annual Report to Stockholders on or about May 3, 2007.

FOR THE BOARD OF DIRECTORS

Marina Armstrong
Secretary

All stockholders are cordially invited to attend the Annual Meeting in person. Regardless of whether you plan to attend the meeting, please vote by telephone or Internet, as described in the accompanying Proxy Statement, or complete, date, sign and return the enclosed proxy card as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. You may still vote in person if you attend the meeting, even if you have given your proxy. Please note, however, that if a broker, bank or other nominee holds your shares of record and you wish to vote at the meeting, you must obtain from the record holder a proxy card issued in your name.

Proxy

-i-

THE GYMBOREE CORPORATION

2007 PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The enclosed proxy is solicited on behalf of the Board of Directors of The Gymboree Corporation (the “Company” or “Gymboree”) for use at the Annual Meeting of Stockholders to be held June 12, 2007, at 9:00 a.m., local time, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at 500 Howard Street, San Francisco, California 94105.

These proxy solicitation materials and our Annual Report to Stockholders for the fiscal year ended February 3, 2007 (fiscal year 2006), including financial statements, were mailed on or about May 3, 2007, to all stockholders entitled to vote at the Annual Meeting.

Record Date and Quorum

Stockholders of record at the close of business on April 17, 2007 (the “record date”), are entitled to notice of and to vote their shares at the Annual Meeting. At the record date, 32,703,570 shares of the Company’s common stock, $0.001 par value per share, were issued and outstanding. The common stock is listed for trading on the NASDAQ Stock Market LLC under the symbol GYMB. The presence in person or by proxy of the holders of record of a majority of the outstanding shares of common stock entitled to vote is required to constitute a quorum for the transaction of business at the Annual Meeting.

How to Vote

Registered stockholders can vote by telephone, by the Internet or by mail, as described below. If you are a beneficial shareholder, please refer to your proxy card or the information forwarded by your broker, bank or other holder of record to see what options are available to you.

Registered stockholders may cast their vote by:

(1)	Signing, dating and promptly mailing the proxy card in the enclosed postage-paid envelope;

(2)	Accessing the Internet Web site www.proxyvote.com and following the instructions provided on the Web site; or

(3)	Calling 1-800-690-6903 and voting by following the instructions provided.

Vote Required, Abstentions and Broker Non-Votes

Each holder of record of common stock on the record date is entitled to one vote for each share held on all matters to be voted on at the Annual Meeting.

If a quorum is present at the Annual Meeting, the candidate for director receiving the highest number of affirmative votes will be elected. In an election of directors by plurality vote, abstentions have no effect, since approval by a percentage of the shares present or outstanding is not required. Stockholders are not entitled to cumulate votes for the election of directors.

The affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the Annual Meeting and voting, and also constituting a majority of the required quorum, is required for the approval of Proposal 2.

Proxy

Brokers who hold shares for the accounts of their clients may vote such shares either as directed by their clients or, in the case of “uninstructed shares,” in their own discretion if permitted by the stock exchange or other organization of which they are members. Certain types of proposals are “non-discretionary,” however, and brokers who have received no instructions from their clients do not have discretion to vote such uninstructed shares on those items. At this year’s meeting, brokers will have discretion to vote uninstructed shares on Proposal 1 and Proposal 2.

When brokers vote proxies on some but not all of the proposals at a meeting, the missing votes are referred to as “broker non-votes.” Broker non-votes are counted as present for the purpose of determining the presence of a quorum for the transaction of business, but they are not counted as shares voting. Thus, broker non-votes can have the effect of preventing approval of certain proposals where the number of affirmative votes, though a majority of the votes cast, does not constitute a majority of the required quorum. Broker non-votes could affect the outcome of the vote on Proposal 2.

Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspector of election appointed for the Annual Meeting. The inspector of election will determine whether or not a quorum is present at the Annual Meeting. The inspector of election will treat abstentions as shares of common stock that are present and entitled to vote for purposes of determining the presence of a quorum. Therefore, abstentions will have the effect of a vote “against” Proposal 2.

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of the Company at its principal offices as set forth above a written notice of revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person.

Proxy Solicitation

The expense of preparing, printing and mailing this Proxy Statement and the proxies solicited hereby will be borne by the Company. Proxies will be solicited by mail and may also be solicited by the Company’s directors, officers and other employees, without additional remuneration, in person or by telephone, electronic mail or facsimile transmission. The Company will also request brokerage firms, banks, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares of common stock as of the record date and will reimburse such persons for the cost of forwarding the proxy materials in accordance with customary practice. Your cooperation in promptly voting your shares and submitting your proxy by telephone, Internet or by completing and returning the enclosed proxy card will help to avoid additional expense.

PROPOSAL ONE: ELECTION OF DIRECTORS

The Company’s bylaws provide for a board of directors that consists of not less than six (6) and no more than nine (9) members, as may be fixed from time to time by the Board. The authorized number of directors is currently set at seven. The Company’s Restated Certificate of Incorporation and the Company’s bylaws each provide that the directors will be divided into three classes, with the classes serving for staggered, three-year terms. Currently there are three directors in Class I, one director in Class II and three directors in Class III.

In July 2006, Lisa M. Harper, a director in Class II, retired from the Company, and resigned as a director. In April 2007, the Board determined to reduce the size of the Board to seven and, so that the classes would be more balanced, to reclassify Blair W. Lambert, a director in Class I, to Class II, effective only upon his re-election at the Annual Meeting. However, the Company’s Restated Certificate of Incorporation and bylaws provide that a decrease in the number of directors constituting the Board may not shorten the term of any incumbent director. Accordingly, if Mr. Lambert is not re-elected at the Annual Meeting, he will not be classified in Class II and will continue to serve the remainder of his term as a director in Class I.

On April 20, 2007, Barbara L. Rambo, a director in Class II, informed the Company that she planned to retire from the Board of Directors effective at the Annual Meeting. As a result, Ms. Rambo will not stand for re-election at the Annual Meeting. In light of Ms. Rambo’s retirement, so the classes would be more balanced, the Board reclassified Daniel R. Lyle, a director in Class III, to Class II, effective only upon his re-election at the Annual Meeting. If Mr. Lyle is not re-elected at the Annual Meeting, he will not be classified in Class II and will continue to serve the remainder of his term as a director in Class III. Following the Annual Meeting, there will be a vacancy on the Board, and the Board is considering whether to fill this vacancy, but has not yet decided to do so as of the date of this Proxy Statement. Proxies solicited for the Annual Meeting will not be voted for more than the two nominees identified below.

Two Class II directors, Mr. Lambert and Mr. Lyle, are to be elected at the Annual Meeting. The term of each of the Class II directors elected at the Annual Meeting will expire at the Annual Meeting of Stockholders in 2010 or when his successor has been duly elected and qualified. The term of each continuing Class III director will expire at the Annual Meeting of Stockholders in 2008. The term of each continuing Class I director will expire at the Annual Meeting of Stockholders in 2009.

Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company’s nominees named in the table below, who are each currently a director of the Company. Each nominee has consented to serve as a director of the Company if elected, and management has no reason to believe the nominees will be unable to serve as directors. In the event that a nominee of the Company becomes unable or declines to serve as a director at the time of the Annual Meeting, the proxy holders will vote the proxies for any substitute nominee who is designated by the current Board to fill the vacancy.

THE COMPANY’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING “FOR” THE NOMINEES.

Nominees for Class II Directors Whose Terms Expire in 2010

Name	Principal Occupation or Employment/Other Business Affiliations	Age	Director Since

Blair W. Lambert	Chief Operating Officer and Chief Financial Officer, The Gymboree Corporation. Blair W. Lambert has served as our Chief Operating Officer and Chief Financial Officer since January 2005. In August 2003, Mr. Lambert joined Illuminations.com, Inc., a candle and home decorating retailer, as the Chief Financial Officer. He was named to the Illuminations.com, Inc. Board of Directors in October 2003. Illuminations.com, Inc. filed for bankruptcy protection on January 9, 2004. Mr. Lambert has been a vineyard owner since October 2001 and, prior to becoming an officer of Illuminations.com, was a private consultant for specialty retail companies. Mr. Lambert served as the Chief Financial Officer of Bebe Stores, Inc., a clothing retailer, from June 1996 through October 2001. From 1988 to 1996, Mr. Lambert was employed by Esprit de Corp., a wholesaler and retailer of junior and children’s apparel, footwear and accessories, most recently serving as Corporate Vice President of Finance. Mr. Lambert is a Certified Public Accountant.	49	2003

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Name	Principal Occupation or Employment/Other Business Affiliations	Age	Director Since

Daniel R. Lyle	Retired Partner, PricewaterhouseCoopers LLP. Daniel R. Lyle retired as a partner of PricewaterhouseCoopers LLP, an accounting firm, in June 2003, a firm he joined in 1970. Mr. Lyle has served as a director of RedEnvelope, Inc., a specialty gift retailer, since September 2003 and as Chairman of its board of directors from August 2005 until February 2007. Mr. Lyle has also served as a director of Captaris, Inc., a provider of business information delivery solutions, since May 2005.	61	2005

Continuing Class I Directors Whose Terms Expire in 2009

Name	Principal Occupation or Employment/Other Business Affiliations	Age	Director Since

Matthew K. McCauley	Chairman and Chief Executive Officer, The Gymboree Corporation. Matthew K. McCauley has served as our Chief Executive Officer since January 2006 and as Chairman of our Board of Directors since July 2006. He joined the Company in July 2001 as Director of Allocation and was named Vice President of Planning and Allocation in 2003, Senior Vice President and General Manager in February 2005, and President in June 2005. Prior to joining the Company, Mr. McCauley served in a variety of positions at The Gap, Inc., a clothing retailer, including Planning Manager from 2000 to 2001 and Manager of Business Solutions in 2001.	34	2005

Gary M. Heil	Marketing and Strategy Officer, Safe Life Corporation. Gary M. Heil has served as Chief Marketing and Strategy Officer of Safe Life Corporation, a manufacturer of anti-microbial products, since December 2006. Mr. Heil has been a private consultant for retailers and other service sector companies on topics primarily related to customer loyalty and leadership development since 1987. In 2002, Mr. Heil co-founded the National Pitching Association, an organization dedicated to helping young pitchers make better choices in baseball and in life. In 1987, he co-founded the Center for Innovative Leadership, for which he currently consults and lectures on topics including leadership, customer loyalty, quality management and effective organizational change processes. Mr. Heil is the author of many business-related books, including Leadership and the Customer Revolution, One Size Fits One and The Leader’s New Clothes.	56	2003

Continuing Class III Directors Whose Terms Expire in 2008

Name	Principal Occupation or Employment/Other Business Affiliations	Age	Director Since

John C. Pound	President, Integrity Brands, Inc. John C. Pound has served as President and a director of Integrity Brands, Inc., a firm that originates and oversees investments in specialty retail and branded consumer products companies, since July 1997. Mr. Pound manages The Integrity Brands Fund L.P. Mr. Pound has since March 2007 served as Executive Chairman of RedEnvelope, Inc., a specialty gift retailer, and has served as a director since August 2005 and as Chairman of its board of directors, since February 2007. Mr. Pound also serves as Co-Chairman of Orange 21, a producer of branded eyewear under the Spy Optic brand, since October 2006.	52	2000

William U. Westerfield	Retired Partner, Price Waterhouse LLP. William U. Westerfield retired as an audit partner of Price Waterhouse LLP (now PricewaterhouseCoopers LLP), an accounting firm, in 1992, a firm he joined in 1956, becoming a partner in 1965. Mr. Westerfield has served as a director and member of the audit committee of West Marine, Inc., a boating supplies retailer, since 2000, and as a director and chair of the audit committee of Lifetime Brands, Inc., a designer, marketer and distributor of houseware products, since 2003. In addition, Mr. Westerfield serves as a consultant in auditing disputes.	75	1994

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BOARD MEMBERSHIP AND DIRECTOR INDEPENDENCE

The Company’s business affairs are managed under the direction of the Board. Directors meet their responsibilities by participating in meetings of the Board and Board committees, through communications with our Chief Executive Officer and other officers, by reviewing materials provided to them, and by visiting the Company’s offices and other facilities.

During fiscal year 2006, the Board held seven meetings. The committees of the Board held a total of 23 meetings. Each director attended at least 75% of the aggregate number of meetings of the Board and Board committees on which he or she served. The directors nominated for re-election and each director whose term will continue is expected to attend the Annual Meeting, absent unavoidable conflicts or extenuating circumstances. Last year, all directors serving at the time who were continuing or nominated for election attended the Annual Meeting of Stockholders.

The Board annually determines the independence of directors based on a review by the Board and the Nominating and Governance Committee. No director is determined to be independent unless the Board has determined that neither the director nor an immediate family member of the director has had any direct or indirect material relationship with the Company within the last three years. The Board has adopted the applicable independence rules from the NASDAQ listing standards as our standards for independence and incorporated those in our Corporate Governance Guidelines (which can be found on our website at www.gymboree.com).

In April 2007, the Board reviewed the directors’ responses to a questionnaire asking about their relationships with the Company (and those of their immediate family members) and other potential conflicts of interest, as well as material provided by management related to transactions, relationships, or arrangements between the Company and the directors or parties related to the directors. The Board reviewed whether any transactions or relationships exist currently, or existed during the past three years, between each director, or certain family members of each director, and the Company or its subsidiaries and affiliates, senior management or their affiliates, equity investors or our independent registered public accounting firm. As a result of this review, the Board has determined that all directors, except Mr. McCauley, who is the Company’s Chairman of the Board and Chief Executive Officer, and Mr. Lambert, who is the Company’s Chief Operating Officer and Chief Financial Officer, are independent under the applicable standards described above. The Board also determined that members of the Audit Committee, Compensation Committee, and Nominating and Governance Committee meet all applicable independence tests of the NASDAQ listing standards, Securities and Exchange Commission and Internal Revenue Service.

The independent directors meet at least twice a year in executive sessions in conjunction with regularly scheduled Board meetings. During fiscal 2006, because the Chariman of the Board is a member of the Company’s management, the Board appointed a lead independent director, John C. Pound, with responsibility for leading the executive sessions.

BOARD MEETINGS AND BOARD COMMITTEES

The Board has an Audit Committee, a Nominating and Governance Committee and a Compensation Committee. Each Committee operates pursuant to a written charter that is publicly available on the Company's website at www.gymboree.com.

The Audit Committee consists of Directors Lyle, as Chairman, Rambo and Westerfield. All members of the Audit Committee possess the applicable financial literacy requirements of the Securities and Exchange Commission and the listing standards for the NASDAQ Stock Market. The Board has determined that each of Mr. Lyle and Mr. Westerfield is an “audit committee financial expert,” as that term is defined by the SEC. The Audit Committee assists the Board in the oversight of the integrity of the Company’s financial statements, its compliance with legal and regulatory requirements that relate to financial reporting matters, the independent registered public accounting firm’s qualifications and independence, the performance of the Company’s internal audit function and independent registered public accounting firm, compliance with the Company’s code of ethics for its Chief Executive Officer and senior financial officers and compliance with the Company’s code of conduct for all personnel. The Audit Committee also reviews and approves all related person transactions—see Certain Relationships and Related Person Transactions below. The Audit Committee held 12 meetings during the last fiscal year. Since Ms. Rambo’s term as a director will expire as of the Annual Meeting, the Board will appoint one of the independent directors to serve on the Audit Committee along with Mr. Lyle and Mr. Westerfield, effective following the Annual Meeting.

The Nominating and Governance Committee consists of Directors Pound, as Chairman, Heil and Westerfield. Mr. Westerfield joined the Committee on June 13, 2006. The Nominating and Governance Committee is responsible for monitoring the composition of the Board and, when appropriate, seeking, screening and recommending for nomination candidates for election to the Board, including candidates for the Board submitted by stockholders in accordance with the procedures described in Other Information—Company Consideration of Stockholder-Recommended Director Nominees below. In so doing, the Nominating and Governance Committee may evaluate a candidate’s decision-making abilities, business experience, relevant expertise, leadership qualities, industry knowledge, diversity, personal integrity and reputation, among other qualifications. The Nominating and Governance Committee is also responsible for evaluating the structure and practices of, and when appropriate, recommending new policies to, the Board, including the Company’s Corporate Governance Guidelines. The Nominating and Governance Committee held five meetings during fiscal year 2006.

The Compensation Committee consists of Directors Heil, as Chairman, Pound and Rambo. Ms. Rambo joined the Committee on June 13, 2006. The Compensation Committee generally oversees our compensation programs and policies. The Compensation Committee is responsible for:

•	Determining the compensation of our Chief Executive Officer;

•	Approving all other executive officers’ compensation, including salary and payments under the Company’s bonus and incentive compensation programs; and

•	Administering all of the Company’s incentive compensation and other stock or stock-based plans.

In approving compensation for the Company’s executive officers, the Compensation Committee takes into account the recommendation of the Company’s Chief Executive Officer and compensation consultants, as described further under Compensation Discussion and Analysis below. The Compensation Committee held six meetings during fiscal year 2006.

Pursuant to its written charter, the Compensation Committee may delegate certain of its responsibilities, as it deems appropriate, to other Board committees or to Company officers. The Compensation Committee has delegated authority to Matthew K. McCauley, the Company’s Chairman of the Board and Chief Executive Officer, and Marina Armstrong, the Company’s Senior Vice President, Stores, Human Resources and Play & Music and Secretary, the authority to make grants of stock options and restricted stock unit awards to Company employees other than Section 16 officers, within individual and aggregate share limits specified by the Compensation Committee.

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DIRECTOR COMPENSATION

The following table sets forth information regarding compensation of the Company’s non-employee directors for 2006, which consisted of the following components: cash compensation, consisting of annual retainer fees, and equity compensation, consisting of restricted stock awarded during the year. Each of these components is described in more detail below.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Total ($)
Gary M. Heil	$45,000	$15,029	$35,953	$95,982
Daniel R. Lyle	55,000	15,029	29,375	99,404
John C. Pound	45,000	15,029	65,394	125,423
Barbara L. Rambo	45,000	15,029	140,042	200,071
William U. Westerfield	45,000	15,029	63,346	123,375

(1)	This column reports the amount of cash compensation earned in fiscal 2006 for Board and committee service. For the first two quarters of fiscal 2006, each non-employee director (except for the Chairman of the Audit Committee) received a cash retainer fee of $20,000, which was based on the annual retainer rate of $40,000 in effect prior to June 13, 2006, and the Chairman of the Audit Committee received a cash retainer fee of $25,000, which was based on the annual retainer rate of $50,000 in effect prior to June 13, 2006.

(2)	This column reports the dollar amount recognized for financial statement reporting purposes in accordance with Statement of Financial Accounting Standards No. 123(R), which is referred to as SFAS 123R, with respect to the 2006 fiscal year for the fair value of restricted stock units in fiscal 2006. The assumptions the Company used to calculate the fair value in accordance with SFAS 123R are set forth in Note 8 to the Company’s consolidated financial statements for the fiscal year ended February 3, 2007 included in the Company’s Annual Report on Form 10-K for the fiscal year ended February 3, 2007. Each of the non-employee directors was granted 2,123 shares of restricted stock on June 13, 2006, with a grant date fair value of $69,995 calculated in accordance with SFAS 123R, all of which remained unvested as of February 3, 2007.

(3)	This column reports the dollar amount recognized for financial statement reporting purposes in accordance with SFAS 123R with respect to the 2006 fiscal year for the fair value of stock options previously granted to the directors. The assumptions the Company used to calculate the fair value in accordance with SFAS 123R are set forth in Note 8 to the Company’s consolidated financial statements for the fiscal year ended February 3, 2007 included in the Company’s Annual Report on Form 10-K for the fiscal year ended February 3, 2007. The Company did not grant any stock options to non-employee directors in fiscal 2006. The non-employee directors have the following outstanding option awards at February 3, 2007: Mr. Heil (15,937), Mr. Lyle (15,000), Mr. Pound (15,978), Ms. Rambo (33,646) and Mr. Westerfield (479).

The Company uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board. In setting director compensation, the Company considers the significant amount of time that Directors expend in fulfilling their duties to the Company, as well as the skill level required by the Company for members of the Board.

The components of non-employee director compensation are set forth below. Directors who are employees of the Company do not receive any compensation for their services as directors.

	Effective as of June 13, 2006		Effective as of June 12, 2007
Annual Board retainer fee (except for the Chairman of the Audit Committee)	$50,000	(1)	$50,000	(1)
Annual retainer fee for the Chairman of Audit Committee	$60,000	(1)	$60,000	(1)
Annual automatic grant of shares of restricted stock of the Company	$70,000	(2)	$110,000	(2)

(1)	The annual retainer fee is paid on a quarterly basis on the first day of the fiscal quarter. In addition, the Company reimburses non-employee directors for actual travel and out-of-pocket expenses incurred in connection with their services. There are no additional fees for meeting attendance.

(2)	The annual automatic grant of shares of the Company is granted upon such director’s initial election to the Board and annually on the date of each annual meeting of stockholders thereafter. All shares of restricted stock are granted under the Company’s 2004 Equity Incentive Plan, and the number of shares to be granted is determined by dividing the cash value of the grant of shares of restricted stock by the closing price for the Company’s common stock on that date as reported on the Nasdaq Stock Market LLC. Shares subject to the restricted stock awards are subject to a forfeiture restriction that lapses with respect to one-third of the shares per year. The forfeiture restriction will lapse on an accelerated basis upon retirement.

In addition to the foregoing, all directors receive discounts on Company merchandise and on participation in Gymboree Play & Music programs.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND DIRECTORS AND MANAGEMENT

The following tables set forth certain information known to the Company with respect to beneficial ownership of the Company’s common stock as of April 2, 2007, by (i) each beneficial owner of more than 5% of the common stock, (ii) each director and director-nominee, (iii) the Company’s Chief Executive Officer, Chief Financial Officer, the three other most highly compensated executive officers serving as executive officers at the end of fiscal year 2006 and one former executive officer with respect to whom compensation information is disclosed under Executive Compensation below, and (iv) all current directors and executive officers as a group. Except as otherwise indicated, each person has sole voting and investment power with respect to all shares shown as beneficially owned, subject to community property laws where applicable. The number of shares outstanding used in calculating the percentages for a person in the table below includes the shares underlying options held by such person that are exercisable within 60 days of April 2, 2007, but excludes shares underlying options held by any other person. Percentage of beneficial ownership is based on 31,466,001 shares outstanding as of April 2, 2007.

More than 5% Beneficial Stockholders

Name and Address	Amount and Nature of Beneficial Ownership	Percent of Class

FMR Corporation 82 Devonshire Street Boston, Massachusetts 02109 (1)	3,564,672	11.3%

Goldman Sachs Asset Management, L.P. 32 Old Slip New York, New York 10005 (2)	3,170,309	10.0%

Barclays Global Investors, N.A. 45 Fremont Street San Francisco, California 94105 (3)	2,098,589	6.7%

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Independent Directors

Name	Amount and Nature of Beneficial Ownership	Percent of Class
Gary M. Heil (4)	17,998	*
Daniel R. Lyle (5)	17,123	*
John C. Pound (6)	17,935	*
Barbara L. Rambo (7)	36,352	*
William U. Westerfield (8)	2,436	*

Named Executive Officers

Name	Amount and Nature of Beneficial Ownership	Percent of Class
Matthew K. McCauley (9)	583,126	1.8%
Blair W. Lambert (10)	279,602	*
Kip M. Garcia (11)	295,664	*
Marina Armstrong (12)	404,611	1.3%
Lynda G. Gustafson (13)	7,651	*
Lisa M. Harper	—	—
All directors and executive officers as a group (11 persons)	1,671,660	5.2%

*	Less than 1%.

(1)	This information is derived from this stockholder’s Amendment No. 2 to Schedule 13G filed with the SEC on February 14, 2007. FMR Corporation filed the Schedule 13G and amendments with apparently affiliated persons and reported that, as of December 31, 2006, FMR Corporation and the affiliated persons had sole voting power over 994,680 shares and sole dispositive power over 3,564,672 shares. FMR Corporation filed Amendment No. 3 to Schedule 13G with the SEC on April 10, 2007, reporting that it beneficially owned 1,359,650 shares, which is less that 5% of our outstanding common stock as of April 2, 2007.

(2)	This information is derived from this stockholder’s Schedule 13G filed with the SEC on February 8, 2007 as amended by Amendment No. 1 filed the same date. Goldman Sachs Asset Management, L.P. filed the Schedule 13G and amendment with apparently affiliated persons and reported that, as of January 31, 2007, Goldman Sachs Asset Management, L.P. and the affiliated persons had sole voting power over 3,046,487 shares and sole dispositive power over 3,170,309 shares.

(3)	This information is derived from this stockholder’s Schedule 13G filed with the SEC on January 23, 2007. Barclays Global Investors, N.A. filed the Schedule 13G with affiliated persons and reported that, as of December 31, 2006, Barclays Global Investors, N.A. and the affiliated persons had sole voting power over 1,995,068 shares and sole dispositive power over 2,098,589 shares.

(4)	Includes 15,875 shares underlying options that are exercisable within 60 days of April 2, 2007, and 2,123 unvested shares of restricted stock.

(5)	Includes 15,000 shares underlying options that are exercisable within 60 days of April 2, 2007, and 2,123 unvested shares of restricted stock.

(6)	Includes 15,812 shares underlying options that are exercisable within 60 days of April 2, 2007, and 2,123 unvested shares of restricted stock.

(7)	Includes 33,229 shares underlying options that are exercisable within 60 days of April 2, 2007, and 2,123 unvested shares of restricted stock.

(8)	Includes 313 shares underlying options that are exercisable within 60 days of April 2, 2007, and 2,123 unvested shares of restricted stock.

(9)	Includes 103,126 shares underlying options that are exercisable within 60 days of April 2, 2007, and 480,000 unvested shares of restricted stock, 430,000 of which vest subject to the Company’s achievement of certain performance targets.

(10)	Includes 27,947 shares underlying options that are exercisable within 60 days of April 2, 2007, and 232,917 unvested shares of restricted stock, 210,000 of which vest subject to the Company’s achievement of certain performance targets.

(11)	Includes 30,207 shares underlying options that are exercisable within 60 days of April 2, 2007, and 257,500 unvested shares of restricted stock, 220,000 of which vest subject to the Company’s achievement of certain performance targets.

(12)	Includes 140,637 shares underlying options that are exercisable within 60 days of April 2, 2007, and 247,500 unvested shares of restricted stock, 210,000 of which vest subject to the Company’s achievement of certain performance targets.

(13)	Includes 5,751 shares underlying options that are exercisable within 60 days of April 2, 2007, and 720 vested restricted stock units.

(14)	Includes 395,168 shares underlying options that are exercisable within 60 days of April 2, 2007, 1,228,532 unvested shares of restricted stock, 1,070,000 of which vest subject to the Company’s achievement of certain performance targets and 1,874 vested restricted stock units.

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SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s executive officers, directors and persons who own more than 10% of a registered class of the Company’s equity securities to file an initial report of ownership on Form 3 and changes in ownership on Form 4 or 5 with the SEC and the National Association of Securities Dealers. Executive officers, directors and greater than 10% stockholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on the Company’s review of the copies of such forms received by the Company and written representations from certain reporting persons, the Company believes that all such reports were filed on a timely basis during fiscal year 2006.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee of the Board of Directors is responsible for determining the compensation of our Chief Executive Officer and approves all other executive officers’ compensation, including base salary and payments under our bonus programs.

General Philosophy and Objectives

It is the philosophy of the Compensation Committee that executive compensation should be performance based. Specifically, executive compensation should be directly linked to financial and business performance including increases in net income per diluted share and shareholder value. Consistent with our philosophy, we tie a significant portion of senior executive compensation to our financial and business performance. We designed our compensation policies to:

•	Align the interest of our executive officers with those of our stockholders;

•	Support a performance-oriented environment that recognizes individual performance as well as the achievement of our specific Company-wide goals; and

•	Attract, motivate, reward and retain highly qualified executives for long-term strategic management and the enhancement of stockholder value.

We compensate our senior management, including the executive officers named in the compensation tables below, principally through a mix of base salary, cash bonus and equity compensation designed to provide total compensation at levels competitive with comparable companies with which we compete for executive talent. Retirement plans, severance payments and perquisites are not significant components of our compensation packages.

Targeted Total Compensation

Our compensation setting process consists of targeting our Chief Executive Officer’s guaranteed compensation at substantially below the fiftieth (50th) percentile in comparison to the base compensation offered by comparable companies, while providing the opportunity to earn total compensation above the median if performance goals are met.

As a starting point for establishing targeted total compensation for our Chief Executive Officer for fiscal 2006, we benchmarked overall compensation levels using a peer group of companies selected by us in consultation with our compensation consultant Radford Surveys and Consulting (Radford), a business unit of Aon Corporation, which was retained by the Company and the Compensation Committee.

The peer group of comparable companies includes a cross section of public companies in the retail apparel sector with annual sales, market capitalizations and/or ownership profiles comparable to ours. We review the composition of the peer group on an annual basis. The companies in the peer group for fiscal 2006 consisted of: Bebe, Buckle, Chico's, Coldwater Creek, Guess, Hot Topic, J. Jill, Kenneth Cole, Pac Sun, St. John Knits International, Talbot's, The Children's Place, Too and Wet Seal.

In addition to the information provided by Radford, our annual review of compensation generally relies on both quantitative and qualitative indicators of individual and company performance in determining total compensation. These factors include the achievement of pre-established earnings targets (discussed in detail below), expense ratios, store openings, performance relative to certain competitors, the achievement of business objectives and strategic initiatives, particularly with respect to our more recently established operating divisions such as Janie and Jack and Gymboree Outlet, the leadership exhibited by our key executive officers and the retention of our senior management team.

We followed a similar process with respect to establishing targeted total compensation for our other executive officers, including our other named executive officers. The Compensation Committee determines the compensation of the other executive officers in consultation with our Chief Executive Officer who provides recommendations to the Committee. Our Chief Operating Officer and Chief Financial Officer also assists the Compensation Committee in reviewing the impact of executive compensation programs and awards on our financial performance.

Timing of Compensation Decisions

With the exception of significant promotions and new hires, we generally begin reviewing executive compensation for each fiscal year in the fourth quarter of the prior fiscal year with the goal of finalizing our compensation early in the first quarter of the new fiscal year. The Compensation Committee approved final compensation decisions and related equity grants for fiscal 2006 on February 10, 2006, for our named executive officers and approved equity grants for all other officers at or above the level of vice presidents on the same date. This timing enables us to consider our prior year performance and that of our executives, as well as our expectations for the current year. We prefer that incentive awards are made as early as practicable in the year in order to ensure clarity and alignment with our strategic goals for the year.

For fiscal 2007, the Compensation Committee approved final compensation and related equity grants for our Chief Executive Officer, Chief Operating Officer and Chief Financial Officer and the next two most highly compensated named executive officers on February 10, 2007. The Compensation Committee approved equity grants to our fifth most highly compensated named executive officer on April 5, 2007, in connection with the annual performance reviews of all other officers at or above the level of vice presidents.

Components of Executive Compensation

As previously mentioned, we compensate our executive officers principally through a combination of base salary, cash bonus and equity compensation. We believe that offering executive officers a total compensation package that includes a significant portion of at-risk, performance-based incentives helps achieve the Company’s goal of increasing earnings and shareholder value. Each of the components of executive compensation is discussed below, but in general,

•	Base salaries are set below the median level of our peer group;

•	Annual cash bonuses are based on the achievement of pre-established earning goals;

•

Long-term equity incentives are primarily based on the achievement of pre-established earnings goals, but vest over a period of years to encourage retention of our executive officers and focus those officers on sustainable earnings growth and maximizing shareholder value over a number of years.

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Base Salaries

The first key component of executive compensation is base salary. We seek to provide our executive officers with base salaries comparable to the peer group of companies. We generally target our base salaries below the 50% percentile of our peer group. We did not significantly change base salaries for fiscal 2006 but instead provided the named executive officers with an opportunity to earn significant incentive compensation based on Company performance.

We elected Mr. McCauley as our Chief Executive Officer on January 17, 2006, just prior to the start of the 2006 fiscal year. He had held the position of President since June 2005. At the time of his appointment as Chief Executive Officer, we raised his salary from $385,000 to $645,000, consistent with our base salary target for this position and equivalent to the salary level of Ms. Harper, our former Chief Executive Officer.

On January 17, 2006, concurrent with her transition out of the Chief Executive Officer position, we elected Ms. Harper as our Chief Creative Officer, a newly created executive position. We maintained her base salary level at $645,000 in consideration of her responsibilities in transitioning the duties of Chief Executive Officer to Mr. McCauley, as well as in recognition of the importance of her continuing creative services during this transition period. Ms. Harper retired as Chairman and Chief Creative Officer in July 2006.

We determined the base salaries for our three most senior executive positions in consultation with the Chief Executive Officer. In light of the responsibilities held by each of these officers, we determined that their base salaries should be comparable. We maintained the salary of Mr. Lambert, our Chief Operating Officer and Chief Financial Officer, for fiscal 2006 at $385,000, his salary level effective for fiscal 2005, as his duties and responsibilities did not change significantly as a result of the management appointments in January of 2006. We elected Mr. Garcia as our President on January 17, 2006. At the time of his appointment, we raised his salary from $320,000 to $385,000 to reflect his increased duties and responsibilities as President. Both of their base salaries remain unchanged for fiscal 2007. Ms. Armstrong, our Senior Vice President, Stores, Human Resources and Play & Music and Secretary, undertook significant additional duties and responsibilities for fiscal 2006, in recognition of which we raised her base salary from $335,000 to $350,000 on January 17, 2006. On February 10, 2007, we further increased her base salary to $385,000 in recognition of her increasingly critical role and responsibilities.

We increased the base salary of our Vice President, Corporate Controller, Lynda G. Gustafson, from $200,000 to $207,000 on March 19, 2006. In connection with the annual performance reviews of all vice presidents, on April 5, 2007, we increased her base salary to $220,000 for fiscal 2007.

Cash Bonuses

The second key component of executive compensation is annual cash bonuses. We establish cash bonus programs with awards based on specific earnings goals to encourage alignment with our stockholders’ interests. The amount of the cash bonus increases as higher earning levels are achieved. We may also, on occasion, provide discretionary cash bonuses in recognition of outstanding performances by an executive or group of executives.

2006 Bonus Plan

On February 10, 2006, we adopted a cash incentive bonus plan for fiscal 2006 that provided all full-time employees in the home office, including our executive officers, all regional directors and the management team at our Dixon, California distribution center, the opportunity to earn cash bonuses based on our quarterly and annual financial performance. We determined a participant's bonus under the 2006 Bonus Plan as follows:

•

Each participant’s base salary was multiplied by the participant’s target payout percentage, established by us for each participant at the beginning of the year, to arrive at the participant’s annual target payout amounts.

•

The Compensation Committee reviewed management's business plan for fiscal 2006 and selected a range of quarterly and annual earnings per share targets. A bonus percent was assigned to targets above a base earnings threshold as described in the table below.

•	The bonus paid was calculated by multiplying the participant’s target payout amount (annual or quarterly) times the bonus percent associated with the actual earnings per share reported by the Company.

The following annual performance targets and the related bonus percent were applicable for all participants, including the named executive officers, for fiscal 2006:

				Earnings Per Share Target(1)	Bonus Percent
Q1	Q2	Q3	Q4	Fiscal 2006
$0.18	$(0.13)	$0.33	$0.52	$0.90	25%
$0.19	$(0.12)	$0.36	$0.56	$1.00	50%
$0.20	$(0.11)	$0.37	$0.59	$1.05	75%
$0.21	$(0.10)	$0.39	$0.61	$1.10	100%
$0.23	$(0.09)	$0.41	$0.65	$1.20	125%
$0.25	$(0.08)	$0.43	$0.69	$1.30	150%

(1)	Actual bonus percentages earned were based on diluted earnings per share targets excluding the impact of worker’s compensation expense and charges for theft and inventory shrinkage, in accordance with applicable law.

The target percentage for a participant increases as the participant’s level of responsibility increases. Target percentages and target payout amounts for the named executive officers are set forth below (quarterly target payout amounts are one-fourth of the annual target payout amount):

Name	Title	2006 Annual Target Percentage	2006 Annual Target Payout Amount
Matthew K. McCauley	Chief Executive Officer	100%	$645,000

Lisa M. Harper	Chief Creative Officer and Chairman of the Board	100%	$645,000

Kip M. Garcia	President	85%	$327,250

Blair W. Lambert	Chief Operating Officer and Chief Financial Officer	85%	$327,250

Marina Armstrong	Senior Vice President, Stores, Human Resources and Play & Music and Secretary	85%	$297,500

Lynda G. Gustafson	Vice President, Corporate Controller	40%	$82,800

We pay bonuses quarterly at the applicable bonus percent based on performance as compared to the applicable performance goals. We pay bonuses above 100% of the quarterly target payout amount after the end of the fiscal year. Participants must be employed at the end of the applicable quarter to receive a quarterly bonus payment and must be employed at the end of the fiscal year to receive payment of bonus amounts above 100% of the quarterly target payment amounts. If we fail to meet one or more quarterly performance targets, but meet the annual performance targets, participants receive a “catch-up” bonus, which allows the total bonus paid for the year to equal up to the maximum (150%) of the annual target payout amount.

For fiscal year 2006, we performed above the maximum target level and paid bonuses at the maximum 150% of the target payout amount for each fiscal quarter.

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2006 Fourth Quarter Bonus Plan

In October 2006, we reviewed the Company’s year-to-date performance, which had far exceeded expectations. In response, to provide further incentive for the executive officers listed in the table below, we created a plan for the fourth quarter of fiscal 2006 to provide cash bonuses for performance above the 100% target level under the 2006 Bonus Plan. The 2006 Fourth Quarter Bonus Plan provided for payment of cash bonuses based on fourth quarter earnings per share from continuing operations (excluding any benefit associated with a tax rate lower than 38.25%) as set forth in the table below:

Fourth Quarter Earnings Per Share Targets	Matthew K. McCauley	Blair W. Lambert	Kip M. Garcia	Marina Armstrong
$0.64	$161,250	$81,813	$81,813	$74,375
$0.67	$201,563	$102,266	$102,266	$92,969
$0.70	$241,875	$122,719	$122,719	$111,563
$0.73	$282,188	$143,172	$143,172	$130,156
$0.76	$322,500	$163,625	$163,625	$148,750
$0.78	$362,813	$184,078	$184,078	$167,344
$0.81	$403,125	$204,531	$204,531	$185,938
$0.84	$443,438	$224,984	$224,984	$204,531
$0.87	$483,750	$245,438	$245,438	$223,125
$0.90	$524,063	$265,891	$265,891	$241,719

Based on our fourth quarter performance, we paid bonuses at the $0.76 earnings per share target level under the 2006 Fourth Quarter Bonus Plan.

Discretionary Bonuses

We believe that our executives should generally earn bonuses under incentive plans with specific performance goals, such as the 2006 Bonus Plan and the 2006 Fourth Quarter Bonus Plan. However, in fiscal 2006, we awarded discretionary cash bonuses in several situations.

In January 2006, the Compensation Committee recommended and the independent directors approved a discretionary cash bonus to Ms. Harper in the amount of $500,000 in recognition of her contributions to the significant improvement in our operating performance during fiscal year 2005 (an increase in income and diluted earnings per share from continuing operations of 226% and 89%, over the prior year, respectively), and her role in the continued development of a strong and cohesive management team. Because we paid this bonus to Ms. Harper with respect to her services in fiscal 2005, this bonus was included in the compensation we reported for Ms. Harper for fiscal 2005 in the proxy statement for our 2006 Annual Meeting of Stockholders, and we did not include this amount in her compensation disclosed for fiscal 2006. Also in February 2006, in light of the strong financial performance in fiscal 2005, the Compensation Committee approved cash bonuses of $15,000 each for Mr. Lambert, Mr. Garcia and Ms. Armstrong, and $5,000 for Ms. Gustafson. In addition, we paid a retention bonus of $20,700 to Ms. Gustafson.

In October 2006, we approved discretionary cash bonuses for certain senior managers. Included in this group of senior managers was our Vice President, Corporate Controller, Ms. Gustafson, who received a cash bonus of $20,700.

Equity Compensation

The third key component of executive compensation is equity compensation. Beginning in fiscal 2005, we concluded that restricted stock and restricted stock units would provide an equally effective form of incentive compensation for senior management, while also permitting us to issue fewer shares, thereby reducing potential dilution. For our senior executives in fiscal 2006, we primarily granted restricted stock awards that vest based on both the achievement of specified performance goals and continued service. We believe that performance-based restricted stock provides a better vehicle for retention and a more effective long-term incentive as compared to stock options or restricted stock that vests based solely on continued service. We have not awarded any stock options to our executive officers since March 2006. We expect to continue to use restricted stock awards with only time-based vesting on a limited basis as appropriate when retention or recruitment is our primary and immediate objective.

Based in part on the Company’s performance in the prior fiscal year, we set a range of potential restricted stock awards for the following year. These awards will not begin to vest unless we achieve a threshold earnings per share goal established for the applicable performance period. At the conclusion of the performance period, the number of shares is determined and one-fourth of the award is vested. The recipient must remain continuously employed for three additional years following the conclusion of the applicable performance period in order for the balance of the award to fully vest.

In determining the size and type of an equity incentive award for an executive officer, we generally consider many factors, including: individual performance; the retention value of the equity award; market data for comparable companies; the value of equity awards currently held by the executive officer; the impact of compensation expense on our reported earnings; and the dilutive effect of the award on our stockholders.

In February 2006, we granted Mr. McCauley an award of 180,000 shares of restricted stock under the 2004 Equity Incentive Plan based on his performance during fiscal 2005 and in consideration of his new responsibilities as the Company’s Chief Executive Officer. The performance goals and award levels are as follows:

Fiscal Year 2006 Earnings Per Share	Shares vested on April 19, 2007 and February 10, 2008, 2009, 2010	Total Shares to vest over four years
$1.00	7,500	30,000
$1.05	17,500	70,000
$1.10	27,500	110,000
$1.13	40,000	160,000
$1.20	45,000	180,000

Mr. Garcia received a restricted stock award with performance goals and award levels as follows:

Fiscal Year 2006 Earnings Per Share	Shares vested on April 19, 2007 and February 10, 2008, 2009, 2010	Total Shares to vest over four years
$1.00	2,500	10,000
$1.05	5,000	20,000
$1.10	7,500	30,000
$1.20	10,000	40,000

Mr. Lambert and Ms. Armstrong each received a restricted stock award with performance goals and award levels as follows:

Fiscal Year 2006 Earnings Per Share	Shares vested on April 19, 2007 and February 10, 2008, 2009, 2010	Total Shares to vest over four years
$1.00	1,250	5,000
$1.05	3,750	15,000
$1.10	5,000	20,000
$1.20	7,500	30,000

Based on our performance for fiscal 2006, each of these restricted stock awards began vesting at the maximum award level on April 19, 2007.

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In light of the additional responsibilities assumed and our desire to retain their services during the transition of the Chief Executive Officer role, Mr. Garcia and Ms. Armstrong each received a time-based restricted stock award of 50,000 shares on February 10, 2006. The award vests in equal installments over four years. In addition to the above awards, the Compensation Committee granted 5,000 restricted stock units to our Vice President, Corporate Controller, Ms. Gustafson, that vests over a four-year period.

Severance Benefits

We provide severance benefits for termination without "cause" to our executives at the level of vice president and above under our Management Severance Plans. We do not enter into written employment agreements with our employees, so the only severance benefits available to our executives are those under the Management Severance Plans. If an executive is entitled to severance benefits under a Management Severance Plan and also the Change of Control Plan described below, he or she receives the benefits under the Change of Control Plan.

Neither the terms of our stock option grants or restricted stock awards provide for the automatic acceleration of vesting upon an employee's termination of service, regardless of the reason for termination (a change in control would result in the acceleration of vesting as described below). We do retain the right to accelerate the vesting of those types of awards if we deem it appropriate.

On July 19, 2006, Ms. Harper, our former Chief Executive Officer, retired from her positions as Chief Creative Officer and Chairman. In connection with her retirement, and in exchange for mutual covenants contained in her retirement agreement, Ms. Harper received a cash payment and we accelerated vesting on a portion of her unvested stock options and extended the applicable post-termination exercise period to 90 days for certain of her options.

Change in Control

We provide change-in-control benefits to eliminate, or at least reduce, any reluctance on the part of our senior management to pursue potential change-in-control transactions that may be in the best interests of our shareholders by providing for payments that will protect them in the event of a change in control.

Executive officers who participate in the Management Change of Control Plan will receive lump-sum payments equal to a multiple (either 2 or 3) of their annual compensation (current salary plus average bonus for the prior three full fiscal years), as well as a pro-rated bonus for the year in which termination occurs, if their employment terminates on an involuntary basis other than for cause within a specified period (either twelve or eighteen months) following a change of control. We also continue health and other insurance benefits for the applicable twelve- or eighteen-month period. To the extent that payments to any participant under the Management Change of Control Plan would be "parachute payments" under Internal Revenue Code Section 280G and subject to an excise tax under Internal Revenue Code Section 4999, we gross-up the change in control benefits so that the participant would receive the benefit promised net of any additional taxes imposed.

In addition, in the event of a change of control, all outstanding unvested stock options under our 1993 Stock Option Plan, 2002 Stock Incentive Plan and our 2004 Equity Incentive Plan will become immediately vested and exercisable on that date and the participant may elect to exchange them for cash payments calculated by a formula under the appropriate plan. The restrictions on all restricted stock and restricted stock unit awards under the 2004 Equity Incentive Plan will lapse.

Retirement Plans

The Company maintains a 401(k) plan pursuant to which the Company matches employee contributions on a dollar-for-dollar basis up to four percent (4%) of salary subject to applicable legal limits. There are no other retirement plans in place for any employees, including the named executive officers.

Perquisites and Other Benefits

We annually review the perquisites that members of our senior management receive. The primary perquisite for executives at the level of vice president or above consists of reimbursement of up to one percent (1%) of base salary for tax-related and other financial planning services. We believe that good financial planning by experts reduces the amount of time and attention that senior management must spend on that topic and maximizes the net financial reward to the employee from their compensation packages.

Executive officers may participate in our 1993 Amended and Restated Employee Stock Purchase Plan on the same basis as other employees. We pay medical, dental and vision insurance premiums at and above the level of vice president. We pay life and disability insurance premiums for all eligible employees. Executive officers may also participate in certain other benefit programs that we make available to all eligible employees, including discounts on our products.

Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation in excess of $1,000,000 paid to a company’s chief executive officer or any of the four other most highly compensated officers. Certain performance-based compensation is specifically exempt from the deduction limit.

The Compensation Committee intends to minimize executive compensation expense that is non-deductible for tax purposes while retaining the flexibility necessary to provide total compensation in line with our compensation philosophy. Other than $510,262 paid to Mr. Lambert, Section 162(m) did not limit our ability to deduct the compensation we paid for fiscal year 2006.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and the Annual Report on Form 10-K for the fiscal year ended February 3, 2007.

THE COMPENSATION COMMITTEE

Gary M. Heil, Chairman
John C. Pound
Barbara L. Rambo

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table sets forth information regarding compensation for each of the Company’s named executive officers for 2006. All numbers are rounded to the nearest dollar.

Name and Principal Position	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)	Total ($)
Matthew K. McCauley(4) Chairman and CEO	$657,404	$—	$1,070,299	$396,613	$1,290,000	$20,345	$3,434,661

Blair W. Lambert (5) COO/CFO	$392,404	$15,000	$297,062	$253,063	$654,500	$17,858	$1,629,887

Kip M. Garcia (6) President	$392,404	$15,000	$454,083	$149,352	$654,500	$17,843	$1,683,182

Marina Armstrong (7) SVP, Stores, HR and Play & Music and Secretary	$356,731	$15,000	$408,362	$261,475	$595,000	$20,130	$1,656,698

Lynda G. Gustafson (8) VP, Corporate Controller	$210,039	$25,700	$27,120	$63,732	$144,335	$18,501	$489,427

Lisa M. Harper (9) Chief Creative Officer	$307,615	$—	$—	$2,644,423	$161,250	$1,180,599	$4,293,887

(1)	The amount reported in this column for each officer reflects the compensation costs for financial reporting purposes for the year under SFAS 123R, rather than an amount paid to or realized by the officer for outstanding restricted stock and restricted stock unit awards granted in 2006, and for Mr. McCauley and Mr. Lambert, granted in and prior to 2006. Assumptions used in the calculation of these compensation costs are included in Note 8 to the Company’s audited financial statements included in the 2006 Annual Report on Form 10-K for the year ended February 3, 2007.

(2)	The amount reported in this column for each officer reflects the compensation costs for financial reporting purposes for the year under SFAS 123R, rather than an amount paid to or realized by the officer, for stock options granted in and prior to 2006. Assumptions used in the calculation of these compensation costs are included in Note 8 to the Company’s audited financial statements included in the 2006 Annual Report on Form 10-K for the year ended February 3, 2007.

(3)	Represents performance-based cash compensation.

(4)	The All Other Compensation column for fiscal year 2006 with respect to Mr. McCauley represents $15,776 for medical, life and disability insurance premiums paid by the Company for the benefit of the insured and $4,569 for Company contributions to the Company’s 401(k) plan.

(5)	The All Other Compensation column for fiscal year 2006 with respect to Mr. Lambert represents $16,081 for medical, life and disability insurance premiums paid by the Company for the benefit of the insured and $1,777 for Company contributions to the Company’s 401(k) plan.

(6)	The All Other Compensation column for fiscal year 2006 with respect to Mr. Garcia represents $13,163 for medical, life and disability insurance premiums paid by the Company for the benefit of the insured and $4,680 for Company contributions to the Company’s 401(k) plan.

(7)	The All Other Compensation column for fiscal year 2006 with respect to Ms. Armstrong represents $15,914 for medical, life and disability insurance premiums paid by the Company for the benefit of the insured and $4,216 for Company contributions to the Company’s 401(k) plan.

(8)	The All Other Compensation column for fiscal year 2006 with respect to Ms. Gustafson represents $13,672 for medical, life and disability insurance premiums paid by the Company for the benefit of the insured and $4,829 for Company contributions to the Company’s 401(k) plan.

(9)	The All Other Compensation column for fiscal year 2006 with respect to Ms. Harper represents $1,161,000 paid to Ms. Harper in connection with her retirement from her positions as Chief Creative Officer and Chairman effective July 20, 2006, $5,446 for medical, life and disability insurance premiums paid by the Company for the benefit of the insured, $6,450 for tax and financial planning services and $7,703 for car allowances.

GRANTS OF PLAN-BASED AWARDS

The following table provides information regarding grants of plan-based awards for each of the Company’s named executive officers for 2006.

Name	Type of Award	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Options Awards: Number of Securities Underlying Options (#)	Exercise Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Matthew K. McCauley	Annual Incentive Award		$161,250	$645,000	$967,500
Chairman and CEO	Q4 Incentive Award			$161,250	$524,063
	RSA	2/10/06				30,000	180,000	180,000				$3,981,600
Blair W. Lambert	Annual Incentive Award		$81,813	$327,250	$490,875
COO/CFO	Q4 Incentive Award			$81,813	$265,891
	RSA	2/10/06				5,000	30,000	30,000	0			$663,600
Kip M. Garcia	Annual Incentive Award		$81,813	$327,250	$490,875
President	Q4 Incentive Award			$81,813	$265,891
	RSA	2/10/06				10,000	40,000	40,000				$884,800
	RSA	2/10/06							50,000			$1,106,000
Marina Armstrong	Annual Incentive Award		$74,375	$297,500	$446,250
SVP, Stores, HR	Q4 Incentive Award			$74,375	$241,719
and Play & Music and Secretary	RSA	2/10/06				5,000	30,000	30,000				$663,600
	RSA	2/10/06							50,000			$1,106,000
Lynda G. Gustafston	Annual Incentive Award		$20,606	$82,423	$123,635
VP, Corporate Controller	RSU	2/10/06							5,000			$110,600

Lisa M. Harper	Annual Incentive Award		$161,250	$645,000	$967,500
Chief Creative Officer	Stock Options Acceleration	7/20/06								4,664	$15.76	$$81,786
	Stock Options Acceleration	7/20/06								6,794	$15.76	$119,136
	Stock Options Acceleration	7/20/06								62,500	$17.02	$1,018,250
	Stock Options Acceleration	7/20/06								45,833	$11.66	$989,278

The following narrative discusses the material information necessary to understand the information in the tables above.

Bonus. Amounts in the Bonus column in the Summary Compensation Table represent discretionary cash bonus payments.

Stock Awards. Generally in the Summary Compensation Table, all amounts reported in the Stock Awards relate to restricted stock awards (RSAs) and restricted stock unit awards (RSUs) granted under our 2004 Equity Incentive Plan. Additional information about the restricted stock awards, including the vesting schedule for the awards granted to Mr. McCauley, Mr. Lambert, Mr. Garcia and Ms. Armstrong included in the 2006 Grants of Plan-Based Awards Table, is included in the Compensation Discussion and Analysis above. The restricted stock unit award granted to Ms. Gustafson included in the 2006 Grants of Plan-Based Awards Table vests in four equal annual installments commencing on February 10, 2007, the one-year anniversary of the date of grant.

Option Awards. In the Summary Compensation Table, all amounts reported in the Option Awards column relate to stock options granted under our 2004 Equity Incentive Plan, 2002 Stock Incentive Plan or 1993 Stock Option Plan.

Non-Equity Incentive Plan Compensation. The amounts reported in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table were made under the Company’s 2006 Bonus Plan and 2006 Fourth Quarter Bonus Plan. The 2006 Bonus Plan provides for payment of cash bonuses at specified target amounts calculated as a percentage of a participant’s base salary. The target amount paid under the 2006 Bonus Plan varies, if the minimum applicable performance goals are met, between 25% to 150% of the target payout amounts depending on how actual performance compares to the established performance goals. Participants in the 2006 Bonus Plan must be employed at the end of the applicable period to receive a quarterly bonus payment and must be employed at the end of fiscal 2006 to receive payment of bonus amounts above 100% of the target payment amounts. If one or more quarterly performance goals is not met, but the annual performance goals are met, participants will receive a “catch-up” bonus, which would allow the total bonus paid for the year to equal up to the maximum (150%) of the target payout amount. Bonuses under the 2006 Bonus Plan were paid quarterly. In fiscal 2006, the Company performed above the maximum target level and paid bonuses under the 2006 Bonus Plan to each of the named executive officers, other than Lisa M. Harper, at the maximum 150% of the target payout amount. Additional information about the 2006 Bonus Plan and the payments made under the 2006 Bonus Plan is contained in Compensation Discussion and Analysis above.

The 2006 Fourth Quarter Bonus Plan provides for payment of cash bonuses based on the Company’s fourth quarter earnings per share performance. The 2006 Fourth Quarter Bonus Plan provides for target payout amounts, calculated as a specified percentage of a participant’s base annual salary, which are described in Compensation Discussion and Analysis above. If at least the minimum performance goal is met, bonus payments start at 50% of the target payout amounts and increase in increments based on how actual performance compares to the established performance goals, up to a maximum of 325% of the target payout amount. The Company performed above the target level and paid bonuses at the end of the fourth quarter to each of the participants at 200% of the target payout amount so that Mr. McCauley, Mr. Lambert, Mr. Garcia and Ms. Armstrong were paid $322,500, $163,625, $163,625 and $148,750, respectively. Additional information about the 2006 Fourth Quarter Bonus Plan and the payments made under the 2006 Fourth Quarter Bonus Plan is contained in Compensation Discussion and Analysis above.

Post-Termination Payments. The Summary Compensation Table includes payments made to Lisa M. Harper in connection with her retirement from the Company. Ms. Harper retired as the Company’s Chairman and Chief Creative Officer effective July 20, 2006 and entered into a retirement agreement. Under the retirement agreement, Ms. Harper received a one-time lump sum payment of $1,161,000, less applicable withholding and deductions. In addition, 119,791 unvested options to purchase shares of the Company’s common stock that would have vested on or before June 30, 2007, accelerated and became exercisable after July 28, 2006. All other unvested options to purchase shares of the Company’s common stock held by Ms. Harper were cancelled as of the effective date of the retirement agreement. The retirement agreement also amended some of the stock option agreements with Ms. Harper to extend the post-termination exercise period from thirty to ninety days after July 20, 2006. Under the retirement agreement, Ms. Harper received the Company’s standard insurance benefits until August 31, 2006, and currently receives and pays for continuation of benefits pursuant to COBRA.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table provides information regarding the number and estimated value of outstanding stock options and unvested stock awards held by each of the Company's named executive officers at 2006 fiscal year end. Market values for restricted stock are presented as of the end of fiscal 2006 (based on the closing stock price of the Company's stock on February 2, 2007, the last trading day of the year, of $45.18) for outstanding stock awards.

Name	Grant Date	Option Awards(1)				Stock Award
		Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date	Service-Based Equity Awards		Equity Incentive Plan Awards
		Exercisable	Unexercisable			Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Matthew K. McCauley, Chairman and CEO
Equity Awards (RSA) (2)	2/10/06							180,000	$8,132,400
Equity Awards (RSA) (3)	6/13/05					50,000	$2,259,000
Stock Options	3/21/05	14,584	27,083	$12.24	3/21/2015
Stock Options	2/7/05	14,584	26,041	$12.00	2/7/2015
Stock Options	11/18/04	21,875	34,374	$11.66	11/18/2014
Stock Options	3/30/04	7,292	7,291	$17.02	3/30/2014
Stock Options	2/6/04	7,292	6,771	$14.33	2/6/2014
Stock Options	9/18/03	7,292	4,166	$15.76	9/18/2013
Stock Options (4)	9/18/02	9,375	0	$18.50	9/18/2012

Blair W. Lambert, COO / CFO
Equity Awards (RSA) (5)	2/10/06							30,000	$1,355,400
Equity Awards (RSA) (6)	1/10/05					25,000	$1,129,500
Stock Options	3/21/05	2,083	54,167	$12.24	3/21/2015
Stock Options	1/10/05	8,936	50,000	$12.60	1/10/2015
Stock Options (7)	6/25/03	52	260	$17.19	6/25/2013

Kip M. Garcia, President
Equity Awards (RSA) (8)	2/10/06							40,000	$1,807,200
Equity Awards (RSA) (9)	2/10/06					50,000	$2,259,000
Stock Options (10)	11/18/04	10,417	22,917	$11.66	11/18/2014
Stock Options (11)	4/26/04	11,458	15,625	$17.33	4/26/2014

Marina Armstrong, SVP, Stores, HR and P&M and Secretary
Equity Awards (RSA) (5)	2/10/06							30,000	$1,355,400
Equity Awards (RSA) (9)	2/10/06					50,000	$2,259,000
Stock Options	3/21/05	11,459	13,541	$12.24	3/21/2015
Stock Options	11/18/04	7,292	22,916	$11.66	11/18/2014
Stock Options	3/30/04	28,334	11,666	$17.02	3/30/2014
Stock Options	2/6/04	1,458	2,709	$14.33	2/6/2014
Stock Options	9/18/03	25,000	5,000	$15.76	9/18/2013
Stock Options	6/25/02	50,000	0	$15.70	6/25/2012
Stock Options	2/25/98	2,179	0	$27.06	2/25/2008
Stock Options (12)	8/20/97	2,000	0	$23.75	8/20/2007

Lynda G. Gustafson, VP, Corporate Controller
Equity Awards (RSU) (9)	2/10/06					5,000	$225,900
Stock Options	2/7/05	1,250	10,416	$12.00	2/7/2015
Stock Options	11/18/04	584	3,208	$11.66	11/18/2014
Stock Options	9/18/03	833	1,667	$15.76	9/18/2013

Lisa M. Harper, Chief Creative Officer		0	0			0	$0	0	$0

(1)	Except as otherwise noted, stock options vest 1/48th per month of continuous service completed from the Grant Date shown above.

(2)	As described in more detail in the Compensation Discussion and Analysis above, Mr. McCauley received a performance-based award of 180,000 shares of restricted stock. The total number of shares of Mr. McCauley's award that can vest over four years depends on specific fiscal year 2006 earnings per share, as follows: at $1.00 earnings per share, a total of 30,000 shares can vest; at $1.05 earnings per share, a total of 70,000 shares can vest; at $1.10 earnings per share, a total of 110,000 shares can vest; at $1.13 earnings per share, a total of 160,000 shares can vest; and at $1.20 earnings per share, a total of 180,000 shares can vest. In each case, 25% of the shares would vest on April 19, 2007, and 25% of the shares would vest on each of February 10, 2008, 2009, and 2010. The Company's fiscal 2006 earnings per share exceeded $1.20 per share; accordingly, 180,000 shares of the total of 180,000 shares awarded to Mr. McCauley may vest depending on his continued service to the Company, with 45,000 shares to vest on April 19, 2007, and 45,000 shares to vest on each of February 10, 2008, 2009, 2010.

(3)	25,000 shares vest on each of June 13, 2007 and 2009.

(4)	Vested 1/48th per month, with a vesting commencement date of August 27, 2002.

(5)	As described in more detail in the Compensation Discussion and Analysis above, Mr. Lambert and Ms. Armstrong each received a performance-based award of 30,000 shares of restricted stock. The total number of shares of each of those awards that can vest over four years depends on specific fiscal year 2006 earnings per share, as follows: at $1.00 earnings per share, a total of 5,000 shares can vest; at $1.05 earnings per share, a total of 15,000 shares can vest; at $1.10 earnings per share, a total of 20,000 shares can vest; and at $1.20 earnings per share, a total of 30,000 shares can vest. In each case, 25% of the shares would vest on April 19, 2007, and 25% of the shares would vest on each of February 10, 2008, 2009, and 2010. The Company's fiscal 2006 earnings per share exceeded $1.20 per share; accordingly, 30,000 shares of the total of 30,000 shares awarded to each of Mr. Lambert and Ms. Armstrong may vest depending on their continued service to the Company, with 7,500 shares to vest on April 19, 2007, and 7,500 shares to vest on each of February 10, 2008, 2009, 2010.

(6)	25,000 shares vest on January 10, 2007 and thereafter, 1/48th of the shares vest monthly commencing on February 10, 2007.

(7)	Vests 25% on June 25, 2004, and 1/48th per month of continuous services completed after that date.

(8)	As described in more detail in the Compensation Discussion and Analysis above, Mr. Garcia received a performance-based award of 40,000 shares of restricted stock. The total number of shares of Mr. Garcia's award that can vest over four years depends on specific fiscal year 2006 earnings per share, as follows: at $1.00 earnings per share, a total of 10,000 shares can vest; at $1.05 earnings per share, a total of 20,000 shares can vest; at $1.10 earnings per share, a total of 30,000 shares can vest; and at $1.20 earnings per share, a total of 40,000 shares can vest. In each case, 25% of the shares would vest on April 19, 2007, and 25% of the shares would vest on each of February 10, 2008, 2009, and 2010. The Company's fiscal 2006 earnings per share exceeded $1.20 per share; accordingly, 40,000 shares of the total of 40,000 shares awarded to Mr. Garcia may vest depending on his continued service to the Company, with 10,000 shares to vest on April 19, 2007, and 10,000 shares to vest on each of February 10, 2008, 2009, 2010.

(9)	One quarter of the award vests on each of February 10, 2007, 2008, 2009 and 2010.

(10)	Five-forty-eighths (5/48) vests on April 26, 2005, and 1/48th per month vests thereafter.

(11)	Vests 25% on April 26, 2005, and 1/48th per month thereafter.

(12)	Vested 25% on May 26, 1998, and 1/48th per month thereafter.

OPTION EXERCISES AND STOCK VESTED

The following table provides information regarding stock option exercises and stock awards vesting for each of the Company’s named executive officers during 2006. For stock options, the value realized is the difference between the closing fair market value of the underlying stock at the time of exercise and the exercise price. For stock awards, the value realized is based on the closing fair market value of the underlying stock on the vesting date.

	Type of Award	Option Awards		Stock Awards
Name of Executive Officer		Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized Upon Vesting ($)
Matthew K. McCauley, Chairman and CEO		—	—	—	—
Blair W. Lambert, COO/CFO	Stock Award			25,000	1,085,000
	Stock Option	62,002	2,013,839
Kip M. Garcia, President	Stock Option	39,583	420,630
Marina Armstrong, SVP Stores, HR and P&M and Secretary	Stock Option	11,041	269,393
Lynda G. Gustafson, VP, Corporate Controller	Stock Option	15,543	338,916
Lisa M. Harper, Chief Creative Officer	Stock Option	909,167	14,693,211

TERMINATION OF EMPLOYMENT AND CHANGE-OF-CONTROL ARRANGEMENTS AND EMPLOYMENT CONTRACTS

The Company offers its executives certain benefits on termination of employment under either its Management Severance Plan or its Management Severance Plan (Lump Sum Payment). The Company also offers its executives certain benefits on termination of employment following a change of control under its Management Change of Control Plan. A change of control may also accelerate the vesting of unvested stock options and the lapse of restrictions on stock awards under the terms of the Company's equity compensation plans.

The Company has not entered into written employment agreements with any of its executive officers so the only contractual benefits to an executive officer in the event of a termination of employment and/or a change of control are under these plans.

Severance Benefits

The Company’s Management Severance Plans provide participants with certain payments if their employment terminates on an involuntary basis unrelated to a change of control of the Company. A participant’s employment will generally be deemed to have been involuntarily terminated if terminated other than for cause, death or disability.

The Management Severance Plan (Lump Sum Payment), which is referred to as the First Management Severance Plan, provides plan participants hired prior to November 2000 with a lump sum severance payment equal to either 50% or 100% of the participant's base salary if the participant's employment terminates on an involuntary basis unrelated to a change of control of the Company. Ms. Armstrong is the only named executive officer who is a participant in the First Management Severance Plan. She will be eligible to receive a lump sum severance payment equal to 50% of her base salary, less applicable taxes, if involuntarily terminated.

The other Management Severance Plan, which is referred to as the Second Management Severance Plan, provides plan participants hired during or after November 2000 with severance payments equal to 50% or 100% of the participant’s base salary, payable in equal monthly installments over a 12-month period, if the participant’s employment terminates on an involuntary basis unrelated to a change of control of the Company. However, unlike payment under the First Management Severance Plan, payments under the Second Management Severance Plan are subject to (a) termination if the participant accepts an employment offer and the salary at the participant’s new place of employment is equal to or greater than the participant’s salary at the Company at the time of his or her termination, or (b) reduction if the salary at the participant’s new place of employment is less than the participant’s salary at the Company at the time of his or her termination. Mr. McCauley, Mr. Lambert, Mr. Garcia and Ms. Gustafson are participants in the Second Management Severance Plan and will be eligible to receive a severance payment equal to 50% of base salary, less applicable taxes, if involuntarily terminated (subject to termination or reduction as described above).

Payments under the Management Severance Plans are conditioned on the participant’s delivery of a waiver and release of claims in a form provided by the Company. Payments under the Management Severance Plans are not payable if a participant is also entitled to benefits under the Management Change of Control Plan.

Change of Control Benefits – Management Change of Control Plan

Executive officers who participate in the Management Change of Control Plan are eligible to receive certain lump-sum payments and continued benefits coverage if their employment terminates on an involuntary basis other than for cause, death or disability within a specified period (either twelve or eighteen months) following a Change of Control of the Company (as defined below). The lump sum payment is equal to a specified multiple (100%, 200% or 300%) of the participant’s annual compensation (current base salary plus average annual bonus for the three full fiscal years prior to termination) plus a pro-rated bonus for the year of termination, less applicable taxes. The benefits coverage continues the terminated executive’s employee benefits for a period of 12 or 18 months, however, each individual benefit is subject to earlier termination if a participant receives comparable coverage for that benefit under another employer’s plan.

An employee’s employment will generally be deemed to have been involuntarily terminated other than for cause upon (i) a significant reduction in title, duties or responsibilities, (ii) a greater than 10% reduction in annual base salary or in the annual maximum dollar amount of potential cash bonuses, (iii) a material reduction in the kind or level of employee benefits such that the overall benefits package is significantly reduced, (iv) a relocation to a place of employment more than 50 miles from the previous place of employment, or (v) the failure of the Company’s successor to assume the obligations of the Company under the Management Change of Control Plan. A “Change of Control” of the Company is generally defined as (1) an acquisition of 50% or more of the voting power of the Company, (2) a change in the composition of the Board of the Company in a two-year period, without the approval of the Incumbent Directors (as defined in the plan), that results in fewer than a majority of the Incumbent Directors remaining in office, (3) the completion of a merger or consolidation where the existing stockholders of the Company do not hold more than 50% of the voting power of the surviving entity, or (4) the sale or disposition of all or substantially all of the assets of the Company.

Under the Management Change of Control Plan, if any of the named executive officers is terminated involuntarily, other than for death, disability or cause, at any time within 18 months following a Change of Control, the named executive officer, other than Lynda G. Gustafson, will be eligible to receive a payment equal to 300% of his/her annual compensation and a pro-rated bonus, in a single lump sum payment, less applicable

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taxes, and benefits coverage for 18 months. Ms. Gustafson will be eligible to receive a payment equal to 200% of her annual compensation and a pro-rated bonus, in a single lump sum payment, less applicable taxes, and benefits coverage for 18 months.

If the benefits under the Management Change of Control Plan, when aggregated with any other payments or benefits received by a participant, or to be received by a participant, would constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code and would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then the participant’s plan benefits would be grossed up so that the net amount retained by the participant would be equal to the payment described in the preceding paragraph.

Change of Control Benefits – Acceleration of Vesting of Option Awards and Lapse of Restrictions on Stock Awards under the Equity Compensation Plans

In the event of a Change of Control, all outstanding awards under the Company's 1993 Stock Option Plan, 2002 Stock Incentive Plan and 2004 Equity Incentive Plan will become immediately vested and exercisable on that date and will be terminated in exchange for cash payments calculated by a formula under the appropriate plan. The 1993 Stock Option Plan, 2002 Stock Incentive Plan and the 2004 Equity Incentive Plan each define a “Change of Control” as the acquisition by any person other than the Company, a subsidiary of the Company or an employee benefit plan of the Company of 50% or more of the voting power of the Company’s outstanding securities, stockholder approval of a merger or consolidation where the existing stockholders of the Company would not hold more than 50% of the voting power of the surviving entity, a change in the Board such that the majority of directors are no longer Incumbent Directors (as that term is defined in each plan), or stockholder approval of an agreement for the sale or disposition of all or substantially all the assets of the Company.

With respect to the named executive officers, all outstanding unvested stock options would fully vest and all restrictions on all outstanding restricted stock awards would lapse.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL TABLE

The potential payments upon termination of employment or change of control for each of the named executive officers, other than Lisa M. Harper, are set forth in the table below. Amounts payable pursuant to the First Management Severance Plan or the Second Management Severance Plan reported in the Before Change in Control Involuntary Termination w/o Cause column assume termination of employment on February 2, 2007, the last business day of fiscal 2006.

The amounts for Stock Option Vesting Acceleration and Lapse of Restricted Stock Award Restrictions under the Change in Control column assume that the intrinsic value per share for vested stock options and shares of restricted stock is $45.18 per share, the closing price of the Company’s common stock on February 2, 2007, and that a change in control occurs on that date.

The total value reported in the After Change in Control Involuntary Termination w/o Cause column assumes a change of control and termination of employment on February 2, 2007, and includes amounts payable under the Management Change of Control Plan and the amounts for option acceleration and lapse of restrictions on restricted stock that are triggered upon a change in control. The amounts for Severance Benefit in the After Change in Control Involuntary Termination w/o Cause column reflect the amounts payable under the Management Change of Control Plan as described above, plus the applicable “gross up” payment for each of Mr. McCauley, Mr. Garcia and Ms. Armstrong since a portion of the total amount of benefits each is entitled to receive under the Management Change of Control Plan, together with the value of the accelerated options and lapse of forfeiture restrictions on restricted stock, would subject each of them to the "parachute" excise tax as of February 2, 2007.

The amount and a description of the termination of employment payments made to Lisa M. Harper in connection with her retirement from the Company in fiscal 2006 are set forth in the Summary Compensation Table, 2006 Grant of Plan-Based Awards Table and accompanying narrative disclosure above.

Name	Benefit	Before Change in Control Involuntary Termination w/o Cause	Change in Control	After Change in Control Involuntary Termination w/o Cause
Matthew K. McCauley	Severance Benefit	$322,500	N/A	$6,215,028
	Health Care Benefits Continuation	0	N/A	16,005
	Stock Option Vesting Acceleration	0	$3,445,234	3,445,234
	Lapse of Stock Award Restrictions	0	10,391,400	10,391,400

	Total value:	$322,500	$13,836,634	$20,067,667

Blair W. Lambert	Severance Benefit	$192,500	N/A	$2,755,157
	Health Care Benefits Continuation	0	N/A	16,373
	Stock Option Vesting Acceleration	0	$3,420,539	3,420,539
	Lapse of Stock Award Restrictions	0	2,484,900	2,484,900

	Total value:	$192,500	$5,905,439	$8,676,969

Kip M. Garcia	Severance Benefit	$192,500	N/A	$3,463,918
	Health Care Benefits Continuation	0	N/A	12,445
	Stock Option Vesting Acceleration	0	$1,203,323	1,203,323
	Lapse of Stock Award Restrictions	0	4,066,200	4,066,200

	Total value:	$192,500	$5,269,523	$8,745,886

Marina Armstrong	Severance Benefit	$175,000	N/A	$2,982,254
	Health Care Benefits Continuation	0	N/A	16,373
	Stock Option Vesting Acceleration	0	$1,773,415	1,773,415
	Lapse of Stock Award Restrictions	0	3,614,400	3,614,400

	Total value:	$175,000	$5,387,815	$8,386,442

Lynda G. Gustafson	Severance Benefit	$103,500	N/A	$547,500
	Health Care Benefits Continuation	0	N/A	16,373
	Stock Option Vesting Acceleration	0	$502,202	502,202
	Lapse of Stock Award Restrictions	0	225,900	225,900

	Total value:	$103,500	$728,102	$1,291,975

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

The Board has delegated to our Audit Committee the responsibility for reviewing related person transactions. The Audit Committee reviews the material facts of all related person transactions, including transactions between the Company and our officers or directors (or affiliates of officers or directors), that require the Committee’s approval under the applicable rules of the Securities and Exchange Commission and NASDAQ. The Audit Committee either approves or disapproves the entering into of each related person transaction. If advance review or approval is not feasible prior to the entry into of a particular related person transaction, the Audit Committee will review that transaction after it has been entered into and determine whether to ratify such transaction. The Audit Committee has the authority to establish categories of related person transactions which do not require the approval of the Committee as well as procedures for consummating certain categories of transactions without the approval of the Audit Committee.

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AUDIT COMMITTEE REPORT

The Audit Committee of the Board hereby reports as follows:

1.	The Audit Committee has reviewed and discussed the audited financial statements for fiscal year 2006 with the Company’s management.

2.	The Audit Committee has discussed with Deloitte & Touche LLP, the Company’s independent registered public accounting firm during the fiscal year 2006, the matters required to be discussed by the Statement on Auditing Standards No. 61, Communication with Audit Committees.

3.	The Audit Committee has received the written disclosures and the letter from its independent accountants required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with its independent accountants, the independent accountants’ independence.

4.	Based on the review and discussion referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board, and the Board approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the period ending February 3, 2007, for filing with the Securities and Exchange Commission.

THE AUDIT COMMITTEE
Daniel R. Lyle, Chairman
Barbara L. Rambo
William U. Westerfield

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND SERVICES

The fees billed by Deloitte & Touche LLP for the indicated services performed during the fiscal years 2006 and 2005 were as follows:

	Fiscal 2006	Fiscal 2005
Audit Fees (1)	$1,094,000	$895,000
Audit-Related Fees (2)	$35,000	$29,000
Tax Fees (3)	$186,000	$186,000
All Other Fees (4)	$99,000	$99,000

(1)	Audit Fees consist of fees billed for professional services rendered for the audit of the Company’s consolidated annual financial statements, review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by the Company’s independent registered public accounting firm in connection with statutory and regulatory filings or engagements.

(2)	Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under Audit Fees. In fiscal 2006 and 2005, these fees included fees for the audit of the Company's 401(k) plan.

(3)	Tax Fees consist of fees billed for professional services rendered for tax compliance, tax advice and tax planning. In fiscal 2006, these fees included $66,000 for tax consultation and $241,000 for tax compliance. In fiscal 2005, these fees included $92,000 for tax consultation and $94,000 for tax compliance.

(4)	All Other Fees consist of fees for products and services other than the services reported above. In fiscal 2006 and 2005, these fees included fees for services related to the liquidation of our legal entities in the United Kingdom and Ireland. In fiscal year 2005, these fees also related to the purchase of tax software products.

The Audit Committee has considered, and believes that, the non-audit services provided by Deloitte & Touche LLP as described above are compatible with maintaining Deloitte & Touche LLP’s independence as the Company’s principal accountants.

The Audit Committee has established a policy requiring its pre-approval of the retention of the Company’s independent registered public accounting firm for all audit, review or attest engagements and all such non-audit services as the independent registered public accounting firm is permitted to provide the Company, as well as its approval of all fees for such services, other than de minimus non-audit services allowed by applicable law.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information as of the end of fiscal 2006 with respect to the shares of the Company’s common stock that were authorized for issuance under all of the Company’s equity compensation plans in effect as of the end of fiscal 2006. The Company does not have any equity compensation plans that have not been approved by the Company’s stockholders.

Plan Category	Number of Shares to be Issued Upon Exercise of Outstanding Options, Warrants and Rights and Vesting of Restricted Stock Units		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Shares Remaining Available for Future Issuance Under Equity Compensation Plans
Equity Compensation Plan Approved by Stockholders	1,991,174	(1)	$14.13	(2)	1,312,923	(3)(4)(5)
Equity Compensation Plans Not Approved by Stockholders	—		—		—

Total	1,991,174		$14.13		1,312,923

(1)	Includes shares subject to outstanding restricted stock unit awards.

(2)	Does not include shares subject to outstanding restricted stock unit awards.

(3)	Consists of 1,107,213 and 205,710 shares of common stock remaining available for issuance under The Gymboree Corporation 2004 Equity Incentive Plan and 1993 Amended and Restated Employee Stock Purchase Plan. In addition, approximately 22,734 shares were subject to purchase during the open purchase period under the 1993 Amended and Restated Employee Stock Purchase Plan as of the end of fiscal 2006.

(4)	From the inception of the 2004 Equity Incentive Plan to the end of fiscal year 2006, 238,368 shares that were subject to options under the 1993 Stock Option Plan became available for issuance under the Company’s 2004 Equity Incentive Plan when those options expired without having been exercised and 1,265,838 shares became available for issuance under the Company’s 2004 Equity Incentive Plan that were either previously available for issuance and not subject to outstanding options under The Gymboree Corporation 2002 Stock Incentive Plan or subject to options under the Company’s 2002 Stock Incentive Plan that expired without having been exercised. Up to 699,105 shares that are currently subject to outstanding options granted under the 1993 Stock Option Plan or the Company’s 2002 Stock Incentive Plan may become available for issuance under the Company’s 2004 Equity Incentive Plan in the future to the extent those shares are not issued (for example, if those options expire without being exercised). Shares available for issuance under the Company’s 2004 Equity Incentive Plan may be granted in the form of stock options, stock awards, restricted stock awards, restricted stock units, stock appreciation rights or any other form of equity compensation approved by the Compensation Committee or the Board.

(5)	The Company’s non-employee directors receive annual equity awards valued at $70,000 ($110,000 effective as of June 12, 2007). These awards vest over a 3-year term.

Proxy

PROPOSAL TWO: ADVISORY VOTE ON APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Deloitte & Touche LLP, an independent registered public accounting firm, to audit the Company’s financial statements for fiscal year 2007, and recommends that the stockholders vote in favor of such appointment.

Deloitte & Touche LLP has served as the Company’s independent registered public accounting firm since 1987. Stockholder approval of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm is not required by the Company’s bylaws or otherwise. The Sarbanes-Oxley Act of 2002 requires the Audit Committee to be directly responsible for the appointment, compensation and oversight of the audit of the Company’s financial statements and the independent registered public accounting firm. The Audit Committee will consider the results of the stockholder vote and in the event of a negative vote will reconsider its selection of Deloitte & Touche LLP. Even in the event of an affirmative stockholder vote, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company.

Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they so desire. The representatives also are expected to be available to respond to appropriate questions from stockholders.

THE COMPANY’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING “FOR” THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2007

OTHER INFORMATION

Other Matters of Business

The Company knows of no other matters to be submitted at the Annual Meeting. If any other matters properly come before the Annual Meeting or any adjournment or postponement thereof, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board may recommend.

Annual Report

Copies of The Gymboree Corporation 2006 Annual Report to Stockholders are being mailed to stockholders, together with this Proxy Statement. Additional copies may be obtained from the Secretary of the Company at 500 Howard Street, San Francisco, California 94105.

The Gymboree Corporation Annual Report on Form 10-K for the fiscal year ended February 3, 2007, as filed with the Securities and Exchange Commission, is included in The Gymboree Corporation 2006 Annual Report to Stockholders.

Corporate Governance Information

The following corporate governance materials of the Company are available in the Investors section of the Company’s website at www.gymboree.com. You may access the materials by clicking on the “Our Company—Corporate Governance” link:

•	Business & Ethics Code of Conduct;

•	Audit Committee, Nominating and Governance Committee and Compensation Committee charters;

•	Code of Ethics for Senior Financial Officers; and

•	Corporate Governance Guidelines.

If any material provision of the Company’s Business & Ethics Code of Conduct or the Company’s Code of Ethics for Senior Financial Officers is waived for the Company’s Chief Executive Officer or senior financial officers, or if any substantive changes are made to either code as they relate to any director or executive officer, the Company will disclose that fact on the Company’s Web site within five business days of such waiver being made.

Householding Information

As permitted by the SEC’s rules, the Company will deliver only one annual report or proxy statement to multiple stockholders sharing an address unless the Company has received contrary instructions from one or more of the stockholders. The Company will, upon written or oral request, deliver a separate copy of the annual report or proxy statement to a stockholder at a shared address to which a single copy of the documents was delivered and will include instructions as to how the stockholder can notify the Company that the stockholder wishes to receive a separate copy of the annual report or proxy statement. Registered stockholders wishing to receive a separate annual report or proxy statement in the future or registered stockholders sharing an address wishing to receive a single copy of the annual report or proxy statement in the future may contact the Company’s transfer agent: Computershare Trust Company, N.A. by mail at PO Box 43078, Providence, Rhode Island, 02940-3078, or by telephone 877-282-1169.

Deadline for Receipt of Stockholder Proposals for 2008 Annual Meeting

Proposals of stockholders of the Company which are intended to be included in the Company’s proxy statement and presented by such stockholders at the 2008 Annual Meeting must be received by the Company no later than Thursday, January 3, 2008. In addition, the Company’s bylaws establish an advance notice procedure for stockholder proposals that are not intended to be included in the Company’s proxy statement, including nominations for the election of directors. A copy of the full text of the bylaw provisions setting forth the advance notice procedure may be obtained by writing to the Company’s Secretary. For proposals and nominations to be properly brought before the 2008 Annual Meeting by a stockholder, the stockholder must provide written notice delivered to or mailed to and received by the Company’s Secretary at the Company’s principal executive offices no later than Thursday, January 3, 2008. Any notice of a proposal or nomination received by the Company after that date will be considered untimely. In addition, if the Company receives notice of a stockholder proposal after March 19, 2008, the persons named as proxies in the proxy statement for the 2008 Annual Meeting will have discretionary voting authority to vote on such proposal at the 2008 Annual Meeting.

Company Consideration of Stockholder-Recommended Director Nominees

The Company’s Nominating and Governance Committee will consider director nominee recommendations submitted by stockholders. Stockholders who wish to recommend a director nominee should submit their suggestions in writing to the following: Chairperson of Nominating and Governance Committee, Attn: Secretary, The Gymboree Corporation, 500 Howard Street, San Francisco, California 94105.

Stockholders should include the name, biographical information, and other relevant information relating to the recommended director nominee, including information that would be required to be included in the proxy statement filed in accordance with applicable rules under the Securities Exchange Act of 1934, as amended, and the written consent of the director nominee to be named as a nominee and to serve as a director, if elected. Evaluation of any such recommendations is the responsibility of the Nominating and Governance Committee under its written charter. In the event of any stockholder recommendations, the Nominating and Governance Committee will evaluate the persons recommended in the same manner as other candidates.

Stockholder Communications with the Board of Directors

Stockholders may contact the Company’s Board as a group or an individual director by sending written correspondence to the following address: Board of Directors, Attn: Secretary, The Gymboree Corporation, 500 Howard Street, San Francisco, California 94105. Stockholders should clearly specify in each communication the name of the individual or group of directors to whom the communication is addressed.

FOR THE BOARD OF DIRECTORS

Marina Armstrong Secretary

Dated: May 3, 2007

The

GYMBORee

Corporation

500 HOWARD STREET

SAN FRANCISCO, CA 94105

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by The Gymboree Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until

11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to The Gymboree Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

GYMBO1

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

THE GYMBOREE CORPORATION

The Board of Directors recommends a vote FOR the matters listed below. This Proxy, when properly executed, will be voted as specified below. If no specification is made, this Proxy will be voted FOR Proposals 1 and 2.

1. Proposal to elect two Class II directors.

For

All

Withhold

All

For All

Except

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

NOMINEES:

01) Blair W. Lambert

02) Daniel R. Lyle

Vote On Proposal: For Against Abstain

2. Advisory vote on the appointment of Deloitte & Touche LLP as The Gymboree Corporation’s independent registered public accounting firm for the fiscal year ending February 2, 2008.

In giving this Proxy, I understand that I may personally vote the shares if I attend the meeting, notwithstanding that

I have previously executed and returned the Proxy to the Company.

Please execute this Proxy whether or not you plan to attend in person, and return the Proxy promptly so that this stock will be represented in all events and so that we may have a quorum. Please sign your name exactly as it appears hereon. If acting as attorney, executor, guardian, or trustee, please give title as such. Joint owners should each sign. An authorized person should sign on behalf of corporations, partnerships, associations, etc. and give his or her title.

Signature [PLEASE SIGN WITHIN BOX]

Date

Signature (Joint Owners)

Date

DETACH HERE

PROXY

THE GYMBOREE CORPORATION

ANNUAL MEETING OF STOCKHOLDERS, JUNE 12, 2007

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE GYMBOREE CORPORATION

PROXY

The undersigned revokes all previous proxies, acknowledges receipt of the notice of the Annual Meeting of Stockholders to be held June 12, 2007 and the Proxy Statement related thereto, and appoints Matthew K. McCauley and Blair W. Lambert, and each of them (with full power to act alone), the proxy of the undersigned, with full power of substitution, to vote all shares of Common Stock of The Gymboree Corporation which the undersigned is entitled to vote, either on his or her own behalf or on behalf of an entity or entities, at the Annual Meeting of Stockholders of the Company to be held at the principal executive offices of The Gymboree

Corporation located at 500 Howard Street, San Francisco, California 94105 on Tuesday, June 12, 2007 at 9:00 a.m., or at any

adjournments, continuations or postponements thereof, with the same force and effect as if the undersigned were personally present and voting. The proxies are authorized to vote upon the proposals on the reverse side and, in their discretion, upon all other matters that may properly come before the Annual Meeting of Stockholders.

The Board of Directors unanimously recommends a vote FOR the matters described on the reverse side. If no directions are given, the shares represented by this Proxy will be voted FOR Proposals 1 and 2, and in accordance with the discretion of other persons named as proxies herein on any other matters that may properly come before the Annual Meeting of Stockholders.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE